Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HEDGEPATH, LLC, Plaintiff, v.	C.A. No. 2019-0529-JTL

BRENDAN MAGRAB, STEFAN J. CROSS, DR. R. DANA ONO, ROBERT D. MARTIN, W. MARK WATSON, NICHOLAS J. VIRCA and MAYNE PHARMA VENTURES PTY LTD., Defendants, and

HEDGEPATH PHARMACEUTICALS, INC., a Delaware corporation, Nominal Defendant.

SAMUEL SEARS, Individually And On Behalf of All Others Similarly Situated,

Plaintiff,

v.

BRENDAN MAGRAB, STEFAN J. CROSS, DR. R. DANA ONO, ROBERT D. MARTIN, W. MARK WATSON, NICHOLAS J. VIRCA, and MAYNE PHARMA VENTURES PTY LTD.,

Defendants.

C.A. No. 2020-0215-JTL

STIPULATION AND AGREEMENT OF

COMPROMISE, SETTLEMENT, AND RELEASE

This Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation,” the terms of which are the “Settlement”), dated as of September 9, 2022, is entered into between (i) Plaintiffs Hedgepath, LLC and Samuel Sears (“Plaintiffs”); (ii) defendants Brendan Magrab, Stefan J. Cross, R. Dana Ono, Robert D. Martin, W. Mark Watson, Nicholas J. Virca (“Individual Defendants”), and Mayne Pharma Ventures Pty Ltd. (“Mayne”); and (iii) Inhibitor Therapeutics, Inc., f/k/a Hedgepath Pharmaceuticals, Inc. (“Nominal Defendant” or the “Company”) (collectively with the Individual Defendants and Mayne, “Defendants”). Each Plaintiff and Defendant is referred to individually as a “Party,” and they are referred to collectively as the “Parties.” The Parties intend for this Stipulation to fully, finally, and forever resolve, discharge, and settle the above-captioned actions (together, the “Actions”) and the Released Claims (as defined below), subject to the approval of the terms and conditions of the Stipulation by the Court of Chancery of the State of Delaware (the “Court”);

PROCEDURAL BACKGROUND

WHEREAS:

A. The Company is a pharmaceutical development company that is focused on developing and ultimately commercializing innovative therapeutics for patients with certain cancers and certain non-cancerous proliferation disorders. On August 20, 2019, the Company changed its name from HedgePath Pharmaceuticals (OTCQG:HPPI) to Inhibitor Therapeutics, Inc. (OTCQB:INTI). As of the date of this Stipulation, the Company has approximately 376,858,323 shares of Company common stock issued and outstanding.

B. The Company’s majority stockholder, Mayne, is an Australian specialty pharmaceutical company that develops and manufactures branded and generic products, which it distributes directly or through distribution partners and provides contract development and manufacturing services. Mayne licensed to and supplied the Company with SUBA-Itraconazole, Mayne Pharma’s patented formulation of itraconazole. Until December 17, 2018, the Company had sought FDA approval to use SUBA-Itraconazole as a treatment for basal cell carcinoma in patients with Basal Cell Carcinoma Nevus Syndrome (“BCCNS”) within the United States.

C. On July 9, 2019, Plaintiff Hedgepath, LLC filed a complaint (the “Initial Hedgepath Complaint”; Transaction ID 63524207) initiating the litigation styled Hedgepath, LLC v. Magrab et al., C.A. No. 2019-0529-JTL (the “Hedgepath Action”). Hedgepath, LLC is the Company’s second largest stockholder (after Mayne) and, as of the date of this Stipulation, owns 79,627,069 shares of Company common stock.

D. The Initial Hedgepath Complaint alleged direct and derivative claims for breach of fiduciary duty, waste, declaratory judgment, statutory violations under 8 Del C. § 271, and dilution of stockholder equity, against the Individual Defendants and Mayne relating to, inter alia, (i) the issuance of certain of the Company’s equity securities to Mayne on or about January 8, 2018 (the “January 2018 Transactions”), and (ii) the Third Amended and Restated Supply and License Agreement between the Company and Mayne (“Third Amended SLA”) and certain transactions contemplated thereby (the “December 2018 Transactions,” and together with the January 2018 Transactions, the “Challenged Transactions”)). The Initial Hedgepath Complaint also alleged claims for breach of fiduciary duty and fraudulent misrepresentation in connection with allegedly false and misleading statements included in the Company’s press releases and filings with the SEC. The Initial Hedgepath Complaint sought damages from Defendants, as well as equitable and other relief.

E. Before filing the Initial Hedgepath Complaint, Hedgepath, LLC served the Company with a corporate books and records demand pursuant to 8 Del. C. § 220 (“Section 220”) to investigate, among other things, alleged breaches of fiduciary duty in connection with, inter alia, the Challenged Transactions (the “HPLLC 220 Demand”). The Company produced to Hedgepath, LLC more than 13,000 pages of nonpublic Board-level, and senior officer-level corporate books and records regarding the Challenged Transactions (“Section 220 Documents”).

F. On September 27, 2019, Defendants moved to dismiss the Initial Hedgepath Complaint (Transaction ID 64604558). Among other things, the motions argued that the Initial Hedgepath Complaint failed to state a claim under Court of Chancery Rules 9(b) and 12(b)(6) and, with respect to the derivative claims, failed to adequately plead demand futility under Rule 23.1.

G. On October 17, 2019, Plaintiff Samuel Sears (“Plaintiff Sears”) served the Company with a Section 220 demand to investigate, among other things, alleged breaches of fiduciary duty in connection with, inter alia, the Challenged Transactions (“Sears 220 Demand” and with the HPLLC 220 Demand, the “Section 220 Demands”). The Company produced to Plaintiff Sears the same Section 220 Documents the Company produced to Plaintiff Hedgepath, LLC.

H. On December 3, 2019, Plaintiff Hedgepath, LLC filed an amended complaint (the “Amended Hedgepath Complaint”; Transaction ID 64481043).

I. On January 10, 2020, Defendants moved to dismiss the Amended Hedgepath Complaint for the same reasons set forth in their original motions to dismiss.

J. On March 23, 2020, Plaintiff Samuel Sears filed a class action complaint (the “Sears Complaint”; Transaction ID 65532758) initiating the litigation styled Samuel Sears v. Magrab et al., C.A. No. 2020-0215-JTL (the “Sears Action”). The Sears Complaint asserted breach of fiduciary duty claims similar to those asserted in the Hedgepath Action. While the Amended Hedgepath Complaint

asserted its breach of fiduciary duty claims derivatively, the Sears Complaint purported to assert all of its claims on behalf a “Class” defined to include “all other holders of the Company’s common stock (except Defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors-in-interest) who are or will be threatened with injury arising from Defendants’ wrongful action.”

K. On April 23, 2020, Defendants moved to dismiss the Sears Complaint.

L. On May 18, 2020, Plaintiff Sears filed his amended complaint (the “Amended Sears Complaint”; Transaction ID 65532758).

M. On June 4, 2020, following briefing and oral argument, the Court denied Defendants’ motions to dismiss the Amended Hedgepath Complaint.

N. On June 17, 2020, in light of the Court’s ruling in the Hedgepath Action, Defendants withdrew their motions to dismiss the Sears Complaint (Transaction ID 65705316).

O. On June 17, 2020, HedgePath, LLC served its First Set of Requests for Production of Documents Directed to all Defendants and its First Set of Interrogatories Directed to all Defendants.

P. Between August and September 2020, Defendants served Responses and Objections to Hedgepath, LLC’s discovery requests.

Q. Between August and October 2020, Hedgepath, LLC served subpoenas on third parties The Weinberg Group, LLC, SciQuus, Inc., Ellenoff Grossman & Schole LLP, and Mentara, Inc.

R. On September 2, 2020, Plaintiff Sears served his First Request for Production of Documents Directed to All Defendants.

S. On September 17, 2020, the Individual Defendants served their First Set of Interrogatories Directed to Plaintiffs and their First Set of Requests for the Production of Documents Directed to Plaintiffs.

T. On September 17, 2020, Mayne served its First Set of Interrogatories Directed to Plaintiffs Hedgepath, LLC and Samuel Sears and their First Set of Requests for Production of Documents from Plaintiffs Hedgepath, LLC and Samuel Sears.

U. On November 2, 2020, Plaintiff Sears served his responses to the Individual Defendants’ First Set of Interrogatories Directed to Plaintiffs, the Individual Defendants’ First Set of Requests for the Production of Documents Directed to Plaintiffs, Mayne’s First Set of Interrogatories Directed to Plaintiffs Hedgepath, LLC and Samuel Sears, and Mayne’s First Set of Requests for Production of Documents from Plaintiffs Hedgepath, LLC and Samuel Sears.

V. On December 9, 2020, the Parties to the Hedgepath Action and the Sears Action filed a Stipulation and Proposed Order Regarding Coordination of Related Actions (Transaction ID 66172844), which required the parties to the

Actions to coordinate in good faith on all matters where it is practicable to do so, conduct the litigation in a manner designed to avoid duplication, and promote the efficient and speedy resolution of the Actions. On December 10, 2020, the Court granted the Stipulation and Order Regarding Coordination of Related Actions (Transaction ID 66176455).

W. In January 2021, the Parties agreed to discuss a potential resolution of the Actions. Between December 2020 and October 2021, at the request of Plaintiffs and to allow Plaintiffs to evaluate a potential settlement, Defendants produced more than 44,000 pages of documents to Plaintiffs.

X. On November 4, 2021, the Parties participated in a confidential mediation before the Honorable Stephen P. Lamb. Following the mediation, the Parties continued to engage in arm’s-length negotiations, including the exchange of numerous offers and counteroffers.

Y. On June 20, 2022, the Parties reached an agreement-in-principle to settle the claims asserted in the Actions for the Settlement Consideration reflected in Paragraphs 2–13 below, subject to the execution of the Stipulation and related papers and Court approval.

Z. On June 27, 2022, via a joint status letter, the Parties informed the Court that the Parties had reached an agreement-in-principle to fully resolve the Actions (Transaction ID 67765786).

AA. Following an analysis of the strengths and weaknesses of the claims asserted in the Actions, including review and analysis of the documents Plaintiffs received, Plaintiffs believe that the Settlement Consideration described in Paragraphs 2–13 below provides the Company and the Class with substantial benefits.

BB. Although Plaintiffs believe that the Actions assert strong claims, they are agreeing to settle the Actions to eliminate the uncertainties inherent in further litigation and in recognition of the benefits this Settlement will afford the Company and the Class.

CC. Plaintiffs have determined that the terms of the Settlement are fair, reasonable, adequate, and in the best interests of the Company and the Class, and that it is reasonable to pursue a settlement of the Actions based upon those terms and the procedures outlined herein.

DD. At all times, Defendants have denied, and continue to deny, all allegations of wrongdoing in the Complaints, including without limitation that they have committed any breach of fiduciary duty, that they have violated Delaware law, that they have made any misrepresentations, or that Plaintiffs have suffered damages.

EE. Defendants expressly maintain that they have at all times complied with their fiduciary and other legal duties.

FF. Although Defendants believe that they have strong defenses to the claims asserted in the Actions, Defendants are entering into this Stipulation because the Settlement will eliminate the burden, expense, distraction, and uncertainties inherent in further litigation.

GG. This Stipulation (together with the Exhibits hereto), which has been duly executed by the undersigned signatories on behalf of their respective clients, reflects the final and binding agreement among the Parties concerning the Settlement, subject to Court approval.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, in consideration of the benefits set forth below, and subject to the approval of the Court pursuant to Court of Chancery Rules 23 and 23.1, that the Actions and the Released Claims (as defined below) shall be compromised, settled, released, and dismissed with prejudice on the merits and without costs (except as provided below), subject to the following terms and conditions:

DEFINITIONS

1. The following terms shall have the meanings assigned to them herein:

(a) “Class” shall mean the class of all record holders and beneficial owners of Company common stock who held such stock at any time during the period between and including January 8, 2018 and December 17, 2018 (except as limited by the following sentence), and their heirs, assigns, transferees, and successors-in-interest, in each case solely in their capacity as holders or owners of Company common stock. Excluded from the Class are (i) the Individual Defendants and Mayne (collectively, the “Excluded Parties” and each an “Excluded Party”); (ii) any Individual Defendant’s Immediate Family Members (as defined below); (iii) any persons, firm, trust, corporation, or other entity affiliated with an Excluded Party and their successors-in-interest; and (iv) any entity in which any Excluded Party has or had a direct or indirect controlling interest.

(b) “Class Member” shall mean a member of the Class.

(c) “Immediate Family Member” means any children, stepchildren, parents, stepparents, spouses and siblings. As used in this Paragraph, “spouse” shall mean a husband, a wife, or a partner in a state-recognized domestic relationship or civil union.

(d) “Complaints” shall mean the Amended Hedgepath Complaint and the Amended Sears Complaint.

(e) “Plaintiffs’ Releasees” shall mean each of the Company, Plaintiffs, and each Class Member, and each of their respective parents, subsidiaries, affiliates, and controlling persons, and any current or former officer, director, member or manager of any of the foregoing, and each of their respective heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, divisions, parents, subsidiaries, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managers, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns financial or investment advisors, attorneys (including all Plaintiffs’ counsel in these Actions), personal or legal representatives, accountants, insurers, co-insurers, reinsurers, and associates.

(f) “Defendants’ Releasees” shall mean each of Brendan Magrab, Stefan J. Cross, R. Dana Ono, Robert D. Martin, W. Mark Watson, Nicholas J. Virca, and Mayne, and each of their respective parents, subsidiaries, affiliates, and controlling persons, and any current or former officer, director, member or manager of any of the foregoing, and each of their respective heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, divisions, parents, subsidiaries, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managers, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, attorneys (including all Defendants’ counsel in these Actions), personal or legal representatives, accountants, insurers, co-insurers, reinsurers, and associates.

(g) “Plaintiffs’ Releasors” shall mean each of the Company, the Plaintiffs, the Class, each Class Member and each of their respective parents, subsidiaries, affiliates and controlling persons, successors-in-interest, and assigns.

(h) “Defendants’ Releasors” shall mean each of Brendan Magrab, Stefan J. Cross, R. Dana Ono, Robert D. Martin, W. Mark Watson, Nicholas J. Virca, and Mayne, and each of their respective parents, subsidiaries, affiliates and controlling persons, successors-in-interest, and assigns.

(i) “Releasing Parties” shall mean Plaintiffs’ Releasors and Defendants’ Releasors, collectively.

(j) “Plaintiffs’ Released Claims” shall mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including, without limitation, Unknown Claims (as defined herein), whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule, that are, have been, could have been, or could now be asserted in the Actions or in any other court, tribunal, forum, suit, action or proceeding, by any of the Plaintiffs’ Releasors or any member of the Class, derivatively on behalf of the Company, or individually or as a member of the Class directly (in their capacities as current or former Company stockholders), or by the Company directly against any of the Defendants’ Releasees that are based upon, relate in any way to, arise out of or involve, directly or indirectly, in whole or in part, the actual, alleged, or attempted actions, inactions, transactions, claims, facts, events, conduct, occurrences, practices, statements, representations, misrepresentations, omissions, allegations, votes, contracts, decisions, or any other matters, things, or causes whatsoever, or any series thereof, in connection with the Actions or the subject matter of the Actions or alleged, asserted, set forth, claimed, or referred to in the Complaints or any former complaints in the Actions, including, without limitation (i) the Challenged Transactions, (ii) any and all agreements between Mayne or its affiliates on the one hand, and the Company or Hedgepath LLC or its principals on the other hand, (iii) any statements by the Company or Defendants related to or in connection with the Challenged Transactions, or the agreements referenced in part (ii) of this sentence, or alleged in the Complaints; provided, however, that Plaintiffs’ Released Claims shall not include claims relating to the enforcement of the Settlement (including any agreements or provisions of agreements identified in this Stipulation as surviving the Settlement).

(k) “Defendants’ Released Claims” shall mean any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including, without limitation, Unknown Claims (as defined herein), whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule, that are, have been, could have been, or could now be asserted in the Actions or in any other court, tribunal, forum, suit, action or proceeding by any of the Defendants’ Releasors against any of the Plaintiffs’ Releasees that are based upon, relate in any way to, arise out of or involve, directly or indirectly, in whole or in part, the Section 220 Demands, the prosecution of the Actions or the subject matter thereof, including, without limitation, any and all agreements between Mayne or its affiliates on the one hand, and the Company or Hedgepath LLC or its principals on the other hand; provided, however, that Defendants’ Released Claims shall not include claims relating to the enforcement of the Settlement (including any agreements or provisions of agreements identified in this Stipulation as surviving the Settlement).

(l) The “Released Claims” shall mean Plaintiffs’ Released Claims and Defendants’ Released Claims, collectively. For avoidance of doubt, the Released Claims do not include any rights or claims that the Company and Defendants may have against their insurers.

(m) “Effective Date” shall have the meaning provided in Paragraph 36 below.

(n) “Mayne Debt” shall mean the $3,000,000 (United States Dollars) advance made by Mayne to the Company pursuant to the Third Amended SLA.

(o) “Mayne Equity Holdings” shall mean all equity securities in the Company, including Company common stock, Company preferred stock, warrants to purchase Company stock, and options to purchase Company stock, that is held or owned, beneficially or of record, by Mayne (or any parent or subsidiary thereof), consisting of 205,065,189 shares of Company common stock, 17,391,306 shares of Company common stock upon conversion of Series B Preferred Stock, and warrants to purchase 4,347,827 shares of Company common stock as of the date of this Stipulation.

(p) “Mayne Short-Term Financing” shall mean (i) the $371,000 (United States Dollars) currently owed by the Company to Mayne in connection with a term debt facility memorialized in letter agreements dated December 12, 2020, January 13, 2022, and March 9, 2022 (Exhibits 10.11, 10.12, and 10.13, respectively, to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2022), and a letter agreement dated July 1, 2022, and (ii) any interim financing, in an amount not to exceed $86,000 (United States Dollars), that Mayne may provide to the Company between the date of the Stipulation and the Effective Date to fund the Company’s operating expenses (subject to Paragraphs 20 and 22 below) and expenses relating to Notice (as defined below). For the avoidance of doubt, under no circumstances shall the Mayne Short-Term Financing exceed $457,000 (United States Dollars) in the aggregate, and following the Effective Date, the Company shall have no obligation to pay or repay any amounts to Mayne other than the Mayne Short-Term Financing.

(q) “SUBA-Itraconazole BCCNS” shall mean the use of SUBA-Itraconazole targeting basal cell carcinoma in patients with Basal Cell Carcinoma Nevus Syndrome.

(r) “Non-SUBA Formulations of Itraconazole” shall mean any formulations of Itraconazole that do not infringe on the claims of the itraconazole formulation described in U.S. Patent 8,771,739 “Pharmaceutical Compositions for Poorly Soluble Drugs.”

(s) “Company Stockholders” shall refer to each and every person who is a record holder or beneficial owner of Company common stock as of the date that the Stipulation is filed with the Court.

(t) “Unknown Claims” are claims that the Releasing Parties did not know or suspect to exist at the time of the release.

SETTLEMENT CONSIDERATION

2. Within five (5) business days of the Effective Date, the Individual Defendants and Mayne shall pay or cause to be paid to the Company a total of $14,250,000 (United States Dollars) in cash paid via wire transfer or check (the “Cash Consideration”).

3. The Mayne Equity Holdings shall be surrendered to the Company and canceled. Such surrender and cancellation will occur upon the Effective Date. The Individual Defendants shall retain any Company common stock that they own as of the Effective Date, but any options, warrants, or other rights to purchase Company shares that they possess shall be cancelled.

4. The Mayne Debt shall be canceled. Such cancellation will occur upon the Effective Date. Within ten (10) business days of receiving the Cash Consideration, the Company shall repay to Mayne the Mayne Short-Term Financing.

5. After the Effective Date, except as expressly provided herein, the Company shall have no further obligations to (and shall owe no amounts to) Mayne or the Individual Defendants except with respect to Company common stock held by the Individual Defendants.

6. Upon the Effective Date, the Company shall convert the license, from the Company to Mayne, for the following intellectual property owned by the Company from exclusive to non-exclusive, without restriction as to field:

a.	U.S. Patent 9,129,609

Treatment and Prognostic Monitoring of Proliferation

Disorders Using Hedgehog Pathway Inhibitors

Issued: 11-24-2015; Expires: 02-05-2034

b.	U.S. Patent 9,962,381

Treatment and Prognostic Monitoring of Cancerous Proliferation

Disorders Using Hedgehog Pathway Inhibitors

Issued: 05-08-2018; Expires: 02-05-2034

c.	U.S. Patent 9,968,600

Treatment and Prognostic Monitoring of Non-Cancerous Proliferation

Disorders Using Hedgehog Pathway Inhibitors

Issued: 05-05-2018; Expires: 02-05-2034

d.	U.S. Patent 10,328,072

Treatment of Lung Cancer Using Hedgehog Pathway Inhibitors

Issued: 6-25-2019; Expires: 02-05-2034

e.	U.S. Patent 10,363,252

Treatment of Prostate Cancer Using Hedgehog Pathway Inhibitors

Issued: 07-30-2019; Expires: 02-05-2034

The non-exclusive license of the aforementioned patents to Mayne under this Paragraph 6 shall be memorialized in a separate license agreement, entered into between INTI and Mayne, which shall survive this Stipulation.

7. Upon the Effective Date, Mayne will terminate the following licenses, from Mayne to the Company, for the following intellectual property owned or licensed by Mayne:

a.

The sublicense agreement, dated August 27, 2019, from Mayne Pharma International Pty Ltd, an affiliate of Mayne, for the exclusive U.S. patent rights to U.S. patent No 8,653,083 entitled “Hedgehog Pathway Antagonists to Treat Disease”, issued on February 28, 2014 and U.S. patent No 8,980.930 entitled “Angiogenesis Inhibitors”, issued March 17, 2015 (the “JHU Patents”)

b.	U.S. Patent 8,771,739

Pharmaceutical Compositions for Poorly Soluble Drugs

Issued: 07-08-2014; Expires: 12-16-2022

c.	U.S. Patent 8,921,374

Itraconazole Compositions and Dosage Forms and Methods Using Same

Issued: 12-30-2014; Expires: 06-21-2033

d.	U.S. Patent 9,272,046

Itraconazole Compositions and Dosage Forms and Methods Using Same

Issued: 03-01-2016; Expires: 06-21-2033

e.	U.S. Patent 9,713,642

Itraconazole Compositions and Dosage Forms and Methods Using Same

Issued: 07-25-2017; Expires: 06-21-2033

f.	U.S. Patent 10,473,740

Itraconazole Compositions and Dosage Forms and Methods Using Same

Issued: 11-05-2019; Expires: 06-21-2033

g.	U.S. Patent 10,806,792

Itraconazole Compositions and Dosage Forms and Methods Using Same

Issued: 10-20-2019; Expires: 06-21-2033

Mayne further agrees that the Company will not owe or be required to pay any amounts that may be due under the licenses referenced in this Paragraph 7.

8. After the Effective Date, Mayne will remain amenable to discussing with the Company, in good faith, the potential licensing and/or sub-licensing of the JHU Patents, for a commercially reasonable licensing fee, to the extent the Company seeks to engage in such discussions.

9. Mayne will not take the position that the Company or persons affiliated with the Company, including Dr. Francis E. O’Donnell, Jr., are prohibited from developing or commercializing Non-SUBA Formulations of Itraconazole for any cancer or non-cancer indications. Nor shall Mayne take any action intended to restrict or limit the Company’s ability or efforts to develop or commercialize Non-SUBA Formulations of Itraconazole for any cancer or non-cancer indications.

10. Upon the Effective Date, the Third Amended SLA shall be deemed void and each party shall be released from its rights and obligations thereunder; provided, however, that the Company will retain the right to a 9% cash royalty on future net sales, if any, of SUBA-Itraconazole BCCNS in the United States, on the same terms set forth in the Third Amended SLA (the “Royalty”). For the avoidance of doubt, although the Mayne Debt shall in other respects be canceled under Paragraph 4 of this Stipulation, any Royalty will first be applied to pay down the $3,000,000 (United States Dollars) advanced by Mayne to the Company under the Third Amended SLA, after which any further Royalties will be paid to the Company.

11. Mayne, in its sole and exclusive discretion, shall determine whether to develop SUBA-Itraconazole BCCNS.

12. Upon the Effective Date, the Equity Holders Agreement by and between the Company, Mayne, Hedgepath, LLC, Dr. Francis O’Donnell, and Nicholas Virca, dated as of June 24, 2014, as amended May 15, 2015 (the “EHA”), shall be deemed terminated pursuant to Section 8.1(b) of the EHA.

13. Any of the Individual Defendants who holds a position with the Company shall retire from each such position effective upon the Effective Date. At least five days before the Settlement Hearing, the Company’s board shall execute a unanimous written consent appointing Dr. Francis E. O’Donnell, Jr. as a director of the Company effective upon the Effective Date.

PARTY REPRESENTATIONS

14. The Parties agree that the representations and warranties set forth herein are a material part of the Settlement and they are relying on the representations and warranties in connection with agreeing to the Settlement.

15. Each of the Plaintiffs represents and warrants that he or it has been a stockholder of the Company since prior to January 1, 2018, continually to the present, that as of the date hereof he or it continues to hold stock in the Company, and that he or it shall continue to hold such stock in the Company through the Effective Date. Each Plaintiff further represents that he or it has not sold, traded, collateralized, divested, alienated, assigned, or otherwise transferred the claims asserted in the Actions, or any of the Plaintiffs’ Released Claims, to any person.

16. Mayne represents and warrants that it currently owns or has the rights to 205,065,189 shares of Company common stock, 17,391,306 shares of Company common stock upon conversion of Series B Preferred Stock, and warrants to purchase 4,347,827 shares of Company common stock, and that it has not exercised, sold, traded, canceled, collateralized, divested, alienated, assigned, or otherwise impaired its rights to any of the Mayne Equity Holdings subject to surrender and cancellation under Paragraph 3 of this Stipulation, and that it shall not exercise, sell, trade, cancel, collateralize, divest, alienate, assign, or otherwise impair its rights to any of the Mayne Equity Holdings subject to surrender and cancellation under Paragraph 3 of this Stipulation.

17. Each of the Individual Defendants represents and warrants that he currently owns the amount of Company equity securities (or options or rights to acquire Company equity securities) set forth next to his name: Brendan Magrab (65,000 shares of common stock; no vested stock options); Stefan J. Cross (no equity securities); R. Dana Ono (453,000 shares of common stock; 3,080,734 vested stock options); Robert D. Martin (60,000 shares of common stock; 2,930,734 vested stock options); W. Mark Watson (1,054,100 shares of common stock; 4,227,347 vested stock options); Nicholas J. Virca (8,727,519 shares of common stock; 535,000 vested stock options).

18. The Individual Defendants further represent and warrant that they shall not exercise, sell, trade, cancel, collateralize, divest, alienate, assign, or otherwise impair any options or other rights to acquire Company stock subject to surrender and cancellation under Paragraph 3 of this Stipulation.

19. Mayne represents and warrants that apart from the surrender and cancellation under Paragraph 4 of this Stipulation, it has not exercised, sold, traded, canceled, collateralized, divested, alienated, assigned, or otherwise impaired its rights to any of the Mayne Debt, and that it shall not exercise, sell, trade, cancel, collateralize, divest, alienate, assign, or otherwise impair its rights to any of the Mayne Debt.

20. The Company represents and warrants that, prior to the Effective Date, the Company shall not: (i) issue any additional Company equity securities (or options or rights to acquire Company equity securities); (ii) incur or assume any additional debt on behalf of the Company that is not paid prior to the Effective Date

(except in the ordinary course of the Company’s business, or as is reasonably necessary in connection with the Company’s obligations and contemplated actions set forth in this Stipulation); or (iii) repay any of the Mayne Debt. Mayne represents and warrants that, prior to the Effective Date, it shall not take any actions to cause the Company to: (i) issue any additional Company equity securities (or options or rights to acquire Company equity securities); (ii) incur or assume any additional debt on behalf of the Company that is not paid prior to the Effective Date (except in the ordinary course of the Company’s business, or as is reasonably necessary in connection with the Company’s obligations and contemplated actions set forth in this Stipulation); or (iii) repay any of the Mayne Debt.

21. The Company represents and warrants that the Company has not sold, canceled, divested, alienated, assigned, or otherwise impaired its rights to the intellectual property described above in Paragraph 6. Mayne represents and warrants that it will not take any actions to cause the Company to sell, cancel, divest, alienate, assign, or otherwise impair the Company’s rights to the intellectual property described above in Paragraph 6.

22. The Company represents and warrants that the Company will operate in the ordinary course until the Effective Date, and that the Company shall not dispose of or impair any of its material assets or incur any additional debt or obligations other than as provided in Paragraph 20. Mayne represents and warrants that it will not take any actions to cause the Company (i) not to operate in the ordinary course until the Effective Date or (ii) to dispose of or impair any of the Company’s material assets or incur any additional debt or obligations other than as provided in Paragraph 20.

23. The Company represents and warrants that the Certificate of Incorporation, amended as of August 14, 2019, and the Second Amended and Restated Bylaws of the Company, attached as exhibits to the Company’s Annual Report on Form 10-K filed on March 26, 2021, are the Company’s operative certification of incorporation and bylaws as of the date of this Stipulation. Defendants agree that neither Mayne nor the Individual Defendants shall take any action to further amend the certification of incorporation or bylaws after the date of this Stipulation.

24. Mayne represents and warrants that, except as expressly provided in Paragraph 10 herein and apart from the Mayne Debt and Mayne Short-Term Financing, it is not aware of, and will not seek to enforce payment of, any amounts or obligations owed by the Company to Mayne or its affiliates incurred prior to the Effective Date, including, but not limited to, any cash received for royalties in advance of being earned, dividends payable, notes payable, interest payable, loans, or debt financing.

RELEASE OF CLAIMS

25. Effective upon the Effective Date:

(a) The Plaintiffs’ Releasors shall fully, finally, and forever release and discharge each and all of the Defendants’ Releasees from any and all of Plaintiffs’ Released Claims.

(b) The Defendants’ Releasors shall fully, finally, and forever release and discharge each and all of the Plaintiffs’ Releasees from any and all of Defendants’ Released Claims.

26. The contemplated releases given by the Releasing Parties extend to Unknown Claims. The Releasing Parties shall be deemed to have waived any and all provisions, rights, and benefits conferred by any law of the United States, any law of any state, or principle of common law that governs or limits a person’s release of unknown claims to the fullest extent permitted by law. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

27. The Releasing Parties shall also be deemed to have waived any and all provisions, rights, and benefits conferred by any law of any state of the United States or principle of common law that is similar, comparable, or equivalent to California Civil Code Section 1542. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the contemplated releases, but that it is their intention to fully, finally, and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist or heretofore existed, from the beginning of time to the Effective Date, without regard to the subsequent discovery or existence of such additional or different facts, to the fullest extent permitted by law.

28. The contemplated releases are not intended to release and shall not be deemed to release any rights or obligations of the Parties created by this Stipulation.

DUE DILIGENCE; CONDITIONS OF THE SETTLEMENT

29. The Settlement was preceded by production to Plaintiffs and their counsel of books and records pursuant to the Section 220 Demands; the review of documents produced in discovery; the analysis by Plaintiffs of public filings by the Company with the U.S. Securities and Exchange Commission; the review by Plaintiffs of press releases issued by the Company and other public statements about the Company; and the mediation submissions prepared by the Parties. Accordingly, in determining to enter into this Settlement, Plaintiffs believe that they were sufficiently informed of the circumstances and terms of the Challenged Transactions and Defendants’ actions to determine whether the Settlement was in the best interests of the Company, the Class, and the Company Stockholders (other than Mayne and the Individual Defendants).

30. This Stipulation shall be terminated, and shall be void and of no force and effect, unless otherwise agreed to by the Parties hereto pursuant to the terms hereof, if (i) any Party exercises a right to terminate the Settlement pursuant to the terms of this Stipulation; or (ii) the Settlement does not obtain Final Court Approval (as defined below). If this Stipulation is terminated, this Stipulation and the Settlement shall be void and of no effect, and this Stipulation shall not be deemed to prejudice in any way the positions in the Actions of any Party. In such event, and consistent with the applicable evidentiary rules, neither this Stipulation nor any of its contents, nor the existence of this Stipulation, shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other proceeding, except in connection with any claim for breach of this Stipulation or as otherwise specifically provided herein.

31. The Settlement shall be void and of no force and effect if the terms of the Settlement, except for the Fee and Expense Applications (as defined below), do not receive Final Court Approval (as defined below), in which case the Parties shall revert to their litigation positions prior to entering into this Stipulation. For the avoidance of doubt, the Parties agree that court approval of the Fee and Expense Applications (as defined below) is not a condition precedent to the Settlement or Final Court Approval thereof.

32. In the event that any final injunction, decision, order, judgment, determination, or decree is entered or issued by any court or governmental entity prior to Final Court Approval (as defined below) of this Stipulation and the Settlement embodied herein that would make consummation of the Settlement in accordance with the terms of this Stipulation unlawful or that would restrain, prevent, enjoin, or otherwise prohibit consummation of the Settlement, the Parties each reserve the right to withdraw from and to terminate the Settlement. In addition, in the event that any preliminary or temporary injunction, decision, order, determination, or decree (an “Interim Order”) is entered or issued by any court or governmental entity prior to Final Court Approval (as defined below) of this Stipulation and the Settlement that would restrain, prevent, enjoin, or otherwise prohibit consummation of the Settlement, then, notwithstanding anything herein to the contrary, the Parties shall have no obligation to consummate the Settlement unless and until such Interim Order expires or is terminated or modified in a manner such that consummation of the Settlement in accordance with the terms of this Stipulation would no longer be restrained, prevented, enjoined, or otherwise prohibited.

33. The Settlement shall be conditioned upon (i) entry of a Final Order and Judgment (the “Judgment”) in the form attached as Exhibit B, which shall release any and all claims described in Paragraphs 25-28 hereof (the “Settled Claims”); and (ii) the Judgment becoming Final (as defined below) (“Final Court Approval”).

SUBMISSION AND APPLICATION TO THE COURT

34. Within two (2) days of the execution of this Stipulation on behalf of all Parties, Plaintiffs’ counsel shall submit this Stipulation together with its Exhibits to the Court, and the Parties shall apply jointly for entry of an order (the “Scheduling Order”), substantially in the form attached hereto as Exhibit A, providing for, among other things: (i) approval of the form and content of the proposed Notice of the Settlement; and (ii) a date for the final settlement hearing (the “Settlement Hearing”). At the Settlement Hearing, the Parties shall jointly request that the Judgment be entered substantially in the form attached as Exhibit B.

NOTICE

35. The Company shall be responsible for providing Notice of the Settlement to Company Stockholders and all members of the Class in the form and manner directed by the Court (when approved by the Court, the “Notice”), substantially in the form attached hereto as Exhibit C. The Company shall cause to be paid all costs and expenses incurred in providing the Notice, including any costs and expenses associated with any additional copies of the Notice requested by record holders of the Company’s common stock (whether for purpose of providing the Notice to beneficial owners or otherwise).

EFFECTIVE DATE/FINAL COURT APPROVAL

36. The “Effective Date” of the Settlement shall be the first date by which the Court has entered the Judgment and such Judgment has received Final Court Approval. “Final Court Approval” of any Court Order shall mean (i) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal of the Judgment; or (ii) if there is an appeal from the Judgment, the date of (a) final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise to review the Judgment, or (b) the date the Judgment is finally affirmed on appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review of the Judgment, and, if certiorari or other form of review is granted, the date of final affirmance of the Judgment after such review. Notwithstanding anything to the contrary herein, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to attorneys’ fees or expenses and/or an incentive award payable to Plaintiffs shall not in any way delay the Effective Date of the Settlement.

INTERIM INJUNCTION

37. Subject to an order of the Court, pending final determination of whether the Settlement should be approved, the Parties shall be barred and enjoined, to the maximum extent permitted under law, from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any of the Released Claims as defined herein, either directly, representatively, derivatively, or in any other capacity, and all pending deadlines in any and all such actions shall be suspended.

ATTORNEYS’ FEES AND EXPENSES

38. Hedgepath, LLC intends to petition the Court for an award of attorneys’ fees and expenses actually incurred by it in connection with investigating and pursuing the claims asserted in the Actions (and to reimburse Hedgepath, LLC for the attorneys’ fees and expenses already paid to its counsel), and Sears also intends to petition the Court for an award of attorneys’ fees and expenses. Any attorneys’ fees and expenses awarded by the Court shall be paid solely from the Cash Consideration, and from no other source, in an aggregate amount not to exceed $2,000,000 (United States Dollars) (the “Fee and Expense Applications”).

39. Plaintiffs’ Counsel’s Fee and Expense Applications are not the subject of any agreement among Plaintiffs and Defendants other than what is set forth in this Stipulation. Defendants agree that they will not object to or otherwise take any position on the Fee and Expense Applications so long as the Fee and Expense Applications seek an award or reimbursement in an amount no greater than $2,000,000 (United States Dollars).

40. Plaintiffs’ Counsel’s attorneys’ fees and expenses that are awarded by the Court (the “Fee and Expense Reimbursement”) will be paid to Plaintiffs’ Counsel and Plaintiffs (to the extent they have already paid such fees to their counsel) from the Cash Consideration.

41. An award of attorneys’ fees or expenses to Plaintiffs or Plaintiffs’ counsel is not a necessary term of the Settlement and shall not be a condition of the Settlement. Neither Plaintiffs nor Plaintiffs’ counsel may cancel or terminate the Settlement based on the Court’s or any appellate court’s ruling on attorneys’ fees or expenses or incentive awards to Plaintiffs.

42. Except as provided in this Stipulation, the Defendants’ Releasees and the Company shall bear no other expenses, costs, damages, or fees alleged or incurred by any of Plaintiffs’ counsel, or by any attorneys, experts, advisors, agents, or representatives of any Plaintiff or Class Member in connection with the Actions, the Settled Claims, or the Settlement. The Plaintiffs’ Releasees shall bear no expenses, costs, damages, or fees alleged or incurred by any Defendant, or by any of any Defendants’ attorneys, experts, advisors, agents or representatives in connection with the Actions, the Settled Claims, or the Settlement.

TERMINATION

43. Prior to the Effective Date, each Party shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so, through counsel, to all other Parties hereto within thirty (30) calendar days of: (a) the Court’s final refusal to enter the Scheduling Order in any material respect; (b) the Court’s refusal to approve (including at the Settlement Hearing) the Settlement or any material part thereof; (c) the Court’s refusal to enter the Judgment in any material respect or to dismiss the Actions with prejudice; (d) the date upon which an order vacating, modifying, revising or reversing the Judgment becomes Final; or (e) the date upon which Plaintiffs become aware that any of the representations and warranties provided in Paragraphs 16–24 are not true and correct as of the date of this Stipulation.

44. In the event that the Settlement is terminated pursuant to the terms of this Stipulation or the Effective Date of the Settlement otherwise fails to occur, then: (i) this Stipulation, and the Settlement, including without limitation the releases under Paragraphs 25–28 above, shall be void; (ii) the fact of the Settlement shall not be admissible in any trial of the Action; (iii) the Parties shall be deemed to have returned to their respective litigation positions in the Actions immediately prior to the date of execution of the Stipulation; and (iv) the Parties shall proceed in all respects as if this Stipulation and any related orders had not been entered.

ENTIRE AGREEMENT

45. This Stipulation and its Exhibits constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all written or oral communications, agreements, or understandings that may have existed prior to the execution of this Stipulation. No representations, warranties, or statements of any nature whatsoever, whether written or oral, have been made to or relied upon by any Party concerning this Stipulation or its Exhibits, other than the representations, warranties, and covenants expressly set forth in such documents.

CONSTRUCTION

46. This Stipulation shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Stipulation.

47. Headings have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

GOVERNING LAW; CONTINUING JURISDICTION

48. This Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law. The Parties irrevocably and unconditionally (i) consent to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating in any way to this Stipulation or the Settlement (or if subject-matter jurisdiction is lacking, to the Superior Court of the State of Delaware); (ii) agree that any dispute arising out of or relating in any way to this Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than any such court; (iii) waive any objection to the laying of venue of any such litigation in any such court; (iv) agree not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum; and (v) expressly waive any right to demand a jury trial as to any such dispute.

AMENDMENTS

49. This Stipulation may be modified or amended only by a writing, signed by each of the Parties (or their duly authorized counsel), that refers specifically to this Stipulation.

SETTLEMENT NOT AN ADMISSION

50. The provisions contained in the Settlement and this Stipulation shall not be deemed a presumption, concession, or admission by any Party to this Stipulation of any fault, liability, or wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims (including the Settled Claims) that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than as permitted by applicable court rules and rules of evidence.

MISCELLANEOUS PROVISIONS

51. All the exhibits attached hereto are incorporated by reference as though fully set forth herein. Notwithstanding the foregoing, if there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit attached hereto, the terms of the Stipulation shall prevail.

52. Each of the Defendants warrants that, as to the payments made or to be made on behalf of them, at the time of entering into this Stipulation and at the time of such payment they, or to the best of their knowledge any Persons contributing to the payment of the Cash Consideration, were not insolvent, nor will the payment required to be made by or on behalf of them render them insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof. This representation is made by each of Defendants and not by their counsel.

53. In the event of the entry of a final order of a court of competent jurisdiction determining that the transfer of the Cash Consideration or any portion thereof by or on behalf of Defendants was a preference, voidable transfer, fraudulent transfer, or similar transaction and any portion thereof is required to be returned, and such amount is not promptly transferred to the Company by others, then, at the election of Plaintiffs, Plaintiffs and Defendants shall jointly move the Court to vacate and set aside the Released Claims given and the Judgment entered pursuant to this Stipulation, in which event the Released Claims and Judgment shall be null and void, and Plaintiffs and Defendants shall be restored to their respective positions in the litigation as provided in Paragraph 44 above.

54. If any Party is required to give notice to another Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of FedEx or email transmission, with confirmation of receipt. Notice shall be provided as follows:

If to Plaintiffs or Plaintiffs’ Counsel:

Potter Anderson & Corroon LLP

Attn: Kevin R. Shannon

Attn: Tyler J. Leavengood

1313 North Market Street – 6th Floor

Wilmington, DE 19801

(302) 984-6000

kshannon@potteranderson.com

tleavengood@potteranderson.com

Andrews & Springer LLC

Attn: Peter B. Andrews

4001 Kennett Pike, Suite 250

Wilmington, Delaware 19807

(302) 504-4957

pandrews@andrewsspringer.com

If to Defendants:

Mayne:

Mayne Pharma Ventures Pty Ltd.

Attn: Laura Loftus

Level 1, 99 King Street

Melbourne VIC 3000 Australia

Laura.Loftus@maynepharma.com

Abrams & Bayliss LLP

Attn: A. Thompson Bayliss

20 Montchanin Road, Suite 200

Wilmington, DE 19807

Bayliss@AbramsBayliss.com

Curtis, Mallet-Prevost, Colt & Mosle LLP

Attn: Jacques Semmelman

101 Park Avenue

New York, NY 10178

jsemmelman@curtis.com

Brendan Magrab, Stefan J. Cross, Dr. R. Dana Ono, Robert D. Martin, W. Mark Watson, and Nicholas J. Virca:	Wilson Sonsini Goodrich & Rosati Attn: Andrew D. Cordo 222 Delaware Avenue, 8th Floor Wilmington, DE 19801 (302) 304-7600 acordo@wsgr.com

Nominal Defendant:

Inhibitor Therapeutics, Inc.

Attn: Garrison Hasara

449 South 12th Street

Unit 1705

Tampa, Florida 33602

(888) 841-6811

ghasara@inhibitortx.com

Ashby & Geddes, PA

Attn: Troupe Mickler

500 Delaware Avenue

P.O. Box 1150

Wilmington, DE 19899

(302) 654-1888

tmickler@ashbygeddes.com

BINDING EFFECT

55. This Stipulation shall be binding upon and inure to the benefit of the Parties hereto and their respective agents, executors, heirs, successors, and assigns.

COUNTERPARTS

56. This Stipulation may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument.

AUTHORITY

57. This Stipulation will be executed by counsel for each of the Parties, each of whom represents and warrants that they have the authority from their client(s) to enter into this Stipulation and bind their clients hereto.

NO WAIVER

58. Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist on the strict performance of any and all of the provisions of this Stipulation to be performed by such other Party. No waiver, express or implied, by any Party of any breach or default in the performance by the other Party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

CONFIDENTIALITY

59. Plaintiffs, Defendants, and their counsel agree, to the extent permitted by law, that all agreements relating to the confidentiality of information made before and during the course of the Actions shall survive this Stipulation. The parties agree that all non-public information relating to the use of SUBA-Itraconazole to treat oncology shall be deemed the confidential information of Mayne and shall be kept confidential pursuant to the terms of the Third Amended SLA.

60. IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed, by their duly authorized attorneys, as of September 9, 2022.

POTTER ANDERSON &

CORROON LLP

/s/ Kevin R. Shannon

Kevin R. Shannon (#3137)

Tyler J. Leavengood (#5506)

Hercules Plaza, 6th Floor

1313 North Market Street

Wilmington, DE 19899

(302) 984-6000

Attorneys for Plaintiff Hedgepath, LLC

ANDREWS & SPRINGER LLC

/s/ Peter B. Andrews

Peter B. Andrews (#4623)

Craig J. Springer (#5529)

David Sborz (#6203)

4001 Kennett Pike, Suite 250

Wilmington, Delaware 19807

(302) 504-4957

Attorneys for Plaintiff Samuel Sears

Of Counsel: Jacques Semmelman Grace E. Condro CURTIS, MALLET-PREVOST, COLT & MOSLE LLP 101 Park Avenue New York, NY 10178 (212) 696-6000	ABRAMS & BAYLISS LLP /s/ A. Thompson Bayliss A. Thompson Bayliss (#4379) 20 Montchanin Road, Suite 200 Wilmington, DE 19807 (302) 778-1000 Attorneys for Defendant Mayne Pharma Ventures Pty Ltd.

WILSON SONSINI GOODRICH &

ROSATI, P.C.

/s/ Andrew D. Cordo

Andrew D. Cordo (#4534)

Daniyal M. Iqbal (#6167)

Leah E. León (#6536)

222 Delaware Avenue, Suite 800

Wilmington, Delaware 19801

(302) 304-7600

Attorneys for Defendants Brendan Magrab, Stefan J. Cross, Dr. R. Dana Ono, Robert D. Martin, W. Mark Watson, and Nicholas J. Virca

ASHBY & GEDDES, P.A.

/s/ F. Troupe Mickler IV

F. Troupe Mickler IV (#5361)

Marie M. Degnan (#5602)

500 Delaware Avenue, 8th Floor

P.O. Box 1150

Wilmington, Delaware 19801

(302) 654-1888

Attorneys for Nominal Defendant Hedgepath Pharmaceuticals, Inc.

Dated: September 9, 2022

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